Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410
FOR IMMEDIATE RELEASE
October 30, 2009

FOR ADDITIONAL INFORMATION
Media	Investors
Karl Brack	Randy Hulen
Vice President, Communications	Director, Investor Relations
(219) 647-5794	(219) 647-5688
kbrack@nisource.com	rghulen@nisource.com
NiSource reports third quarter 2009 results
•	Continued mitigation of economic impacts

•	2009 earnings remain on-track with outlook

•	Significant progress on 2009-2010 financing and liquidity strategy

•	Core business initiatives advance
MERRILLVILLE, Ind. — NiSource Inc. (NYSE: NI) today announced net operating earnings (non-GAAP) of $18.8 million, or 7 cents per share, for the three months ended September 30, 2009, an increase from $7.7 million, or 3 cents per share, for the third quarter of 2008. Operating earnings (non-GAAP) were $134.3 million compared to $101.8 million for the same period in 2008.
On a GAAP basis, NiSource reported a net loss from continuing operations for the three months ended September 30, 2009, of $9.7 million, or 3 cents per share, compared with net income from continuing operations of $31.1 million, or 11 cents per share, in the same period a year ago. Operating income was $99.6 million from the third quarter of 2009, compared to operating income of $105.6 million in the year-ago period.
NiSource’s quarterly results reflected increased net revenues in NiSource’s gas distribution and gas transmission & storage businesses, as well as the effects of open market debt repurchases and lower short-term interest rates. These improvements were partially offset by previously disclosed increased pension expense and incremental interest expense related to the issuance of long-term debt under the company’s liquidity plan.
“Our team’s execution of our business and liquidity plans has been exceptional,” NiSource President and Chief Executive Officer Robert C. Skaggs, Jr. said. “Despite continued economic challenges — particularly in northwest Indiana — the company’s underlying business performance has been strong, our liquidity position is solid, and we are producing tangible results from our core business strategy for delivering long-term, sustainable earnings growth.”
(more)

Solid performance in a tough economy
Skaggs pointed out that, compared with the third quarter of last year, NiSource’s results reflected approximately $42 million in additional net revenues, excluding regulatory trackers, primarily attributable to regulatory initiatives at NiSource’s gas distribution companies, and $19 million in increased net revenues, excluding regulatory trackers, from gas transmission & storage operations linked to growth projects, optimization, and mineral rights leasing. These improvements helped mitigate impacts associated with the continuing economic recession in the company’s northern Indiana markets, where third quarter electric industrial demand continued to lag prior-year levels by almost 20 percent.
“Through these initiatives, as well as aggressive cost management efforts across all our businesses, we have mitigated a significant portion of the impacts of the economic recession,” Skaggs said. “Without minimizing the work that lays ahead, our ability to deliver on our financial commitments in the face of a tough economy underscores the resilience of our core regulated businesses and is a testament to the team’s disciplined execution of their business plans.”
As previously disclosed, pension expense for 2009 will be significantly above 2008 levels. For the third quarter, the increase is approximately $13 million compared to the prior period. This increase is net of the impact from the deferral of approximately $8 million in pension expense by Columbia Gas of Ohio (COH) pursuant to the July 2009 Public Utility Commission of Ohio (PUCO) order discussed in the company’s second quarter earnings release. The deferral, which includes both pension and other postretirement benefits expenses, is expected to positively impact 2009 operating earnings by approximately $13 million, or about 3 cents per share.
2009 guidance reaffirmed
Skaggs noted that NiSource’s earnings outlook remains consistent with the company’s previously announced net operating earnings (non-GAAP) guidance of $1.00 to $1.10 per share for 2009.
“As we indicated during prior updates, NiSource’s original outlook assumed a moderate level of economic recovery during the second half of 2009,” Skaggs said. “While there have been some encouraging signs that the downturn has bottomed, we have yet to see a material impact on volumes and margins, and we continue to believe that recovery in our markets will be gradual. Needless to say, our businesses remain sensitive to the pace and strength of that recovery.”
Significant progress on 2009-2010 financing and liquidity strategy
In addition to the previously announced progress on the execution of the company’s financing and liquidity plan, Skaggs noted that NiSource has put in place a strategy that fully addresses the company’s debt refinancing requirements through 2010.
NiSource’s liquidity position was significantly strengthened during the third quarter as the result of a tax method change regarding certain electric and gas utility repair costs. The change provides significant additional liquidity in the form of income tax refunds of approximately $295 million associated with taxes paid in prior years.

In light of the change in tax method, NiSource now estimates that its remaining financing requirements through 2010 can be met through the issuance of approximately $120 million in debt related to the Northern Indiana Public Service Co. (NIPSCO) Sugar Creek generating facility. NIPSCO’s request for such funding is pending before the Indiana Utility Regulatory Commission (IURC). In addition, NiSource retains the option of conducting additional financing at the corporate level. The ultimate timing and structure of the company’s financing activities — which could take place as early as the fourth quarter of this year — will be determined based on prevailing market conditions.
Skaggs noted that NiSource also has successfully negotiated new accounts receivable securitization facilities for COH and NIPSCO. In addition, the Company expects to add a similar facility for Columbia Gas of Pennsylvania (CPA). The CPA agreement requires regulatory approval, and is expected to close prior to the end of 2009. Total capacity of these facilities is approximately $550 million, with opportunities for annual renewal and capacity increases as required.
Core business initiatives advancing
During the third quarter, NiSource continued to advance core elements of its long-term business strategy, centering on expansion and commercial growth in its natural gas pipeline and storage business, regulatory and commercial initiatives at its utilities, and strong financial process and expense management across the corporation.
Gas Transmission & Storage
NiSource’s Gas Transmission & Storage (NGT&S) team continues to aggressively pursue a variety of growth opportunities across its system, with particular emphasis on projects linked to the company’s extensive pipeline and storage network overlaying the Marcellus Shale production area in Appalachia. In addition to developing new gas transmission and storage projects, NGT&S is working closely with natural gas producers, processors and other industry participants to identify the most efficient means to bring growing supplies of Marcellus production to market over the course of the next several years.
Currently, NGT&S is active in projects representing more than $155 million in investment in the Marcellus region with potential to provide market access for approximately 700,000 dekatherms per day (Dth/d) of new natural gas supplies. Firm transportation services on one Marcellus-related project began during the third quarter, with additional initiatives — such as a jointly developed natural gas gathering and processing project with MarkWest Energy Partners at NiSource’s Majorsville, Pa., Compressor Station — targeted for in-service during 2010 and beyond.
“Our NGT&S team is making timely and smart growth investments to take advantage of the value of our strategic pipeline and storage network,” Skaggs noted. “These investments, focused on small to medium sized projects with very attractive returns, will pay dividends for our customers, business partners and shareholders for years to come.”

Gas Distribution
NiSource’s Gas Distribution business also continued to deliver strong results during the third quarter, benefiting in large measure from its ongoing efforts to improve rate design and align its infrastructure replacement and enhancement programs with a variety of regulatory initiatives.
The gas distribution strategy of synchronizing regulatory initiatives with infrastructure enhancements continued earlier this week, as Columbia Gas of Kentucky (CKY) received approval from the Kentucky Public Service Commission of a unanimous rate case settlement. The settlement provides for an overall annual increase in revenues of approximately $6 million or 3.7 percent, while authorizing a 30 percent increase to the monthly customer charge, the implementation of an accelerated main replacement program rider, and the introduction of a residential energy efficiency program.
Also this week, Columbia Gas of Virginia filed a stipulated agreement with the Virginia State Corporation Commission related to its plan to implement a Conservation and Ratemaking Efficiency (CARE) Plan for a three-year period (2010-2012). The plan pairs incentives for residential and small general services customers to actively pursue energy conservation measures with a decoupled rate mechanism. Commission action on the proposal is expected during the fourth quarter of 2009.
Within the next few days, Bay State Gas Co. is expected to receive a ruling on its petition with the Massachusetts Department of Public Utilities seeking to increase annual revenues by $34.2 million, or 6.4 percent. Bay State’s request addresses capital costs associated with system upgrades and maintenance, as well as cost increases since the company’s last base-rate filing was approved in 2005. Among other things, the filing includes a proposed infrastructure investment tracker and enhancements to the company’s rate design. Hearings in the case concluded late in July, and new rates are scheduled to become effective in November of this year.
“With each successful initiative, our gas distribution companies strengthen NiSource’s reputation for addressing complex issues related to energy conservation, progressive rate design and timely recovery of ongoing infrastructure enhancement investments in a collaborative and positive fashion,” Skaggs said.
Electric Operations
Despite pressures caused by the economic downturn, NIPSCO continued to make progress on advancing the company’s electric base rate case. Following completion of a final round of evidentiary hearings this summer, the parties are currently engaged in the briefing process, which is scheduled to extend into the first quarter of next year. The case is expected to be resolved, and new electric rates made effective, during the first half of 2010. In the meantime, NIPSCO’s management has taken steps to aggressively manage costs to mitigate the effects of reduced revenues as a result of the economic downturn.

As previously discussed, NIPSCO anticipates filing another electric base rate case during 2010. Among other things, the filing is expected to include the effect of increased pension expense, as well as demand levels based on more recent operating experience. New rates from this case are expected to be effective in 2011. NIPSCO also has plans underway for the filing of a gas rate case, the company’s first since 1987. The filing is expected to be made in 2010, with new rates anticipated to be effective in late 2010 or early 2011.
“Clearly, much work remains ahead of us. However, the Indiana team has made great strides in addressing a wide variety of operating and regulatory challenges, and we are seeing tangible progress from their efforts to manage the severe economic impacts caused by the recession, while continuing to advance the NIPSCO regulatory and operational agenda in a constructive manner,” Skaggs said.
Third Quarter 2009 Operating Earnings — Segment Results (non-GAAP)
NiSource’s consolidated third-quarter 2009 operating earnings (non-GAAP) were $134.3 million, compared to $101.8 million for the same period in 2008. Refer to Schedule 2 for the items included in 2009 and 2008 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the quarter ended September 30, 2009, are discussed below. Operating expenses were impacted across NiSource’s business segments by an increase in pension expense of $13.4 million resulting from negative returns on pension plan assets during 2008 (discussed in more detail in NiSource’s 2008 SEC Form10-K). This increase is net of the impact from the deferral of approximately $8 million in pension expense by COH mentioned above.
Gas Distribution Operations reported an operating earnings loss of $30.0 million versus an operating earnings loss of $57.8 million in the third quarter of 2008. Net revenues, excluding the impact of regulatory and tax trackers, increased $42.2 million, primarily attributable to regulatory and service programs including impacts from rate cases at various utilities.
Operating expenses, excluding trackers, were $14.4 million higher than the comparable period, reflecting an increase in depreciation costs and employee and administrative costs, which includes higher pension expense. After deferring pension costs for COH, pension expense increased $3.0 million for Gas Distribution Operations for the quarter.
Gas Transmission and Storage Operations reported operating earnings of $100.2 million versus operating earnings of $80.3 million in the third quarter of 2008. The increase resulted primarily from increased net revenues of $18.9 million, excluding regulatory trackers, attributable to increases in firm capacity reservation fees for growth projects including the Eastern Market Expansion and the Ohio Storage project, as well as for new Appalachian supply contracts, increased shorter term transportation and storage services and mineral rights leasing revenues.
Equity earnings increased by $2.4 million due to increased earnings from Millennium.
Operating expenses increased $1.5 million, excluding trackers, due primarily to higher capacity lease costs and maintenance costs, partially offset by lower legal reserves.

Electric Operations reported operating earnings of $69.6 million versus operating earnings of $82.2 million in the third quarter of 2008. Net revenues, excluding regulatory trackers, were essentially flat. Lower industrial usage and lower Sugar Creek revenues from capacity sales into the PJM Interconnection were offset by lower non-recoverable purchased power costs.
Operating expenses increased by $13.5 million, excluding trackers, due primarily to higher pension expense of $10.7 million.
Other Operations reported an operating earnings loss of $0.9 million in the third quarter of 2009, compared with an operating earnings loss of $1.9 million in the prior year period. These operating earnings results no longer include earnings associated with unregulated natural gas marketing activities which are now reflected as discontinued operations for all periods presented.
Other Items
Interest expense increased by $10.2 million primarily due to incremental interest expense associated with the issuance of $600 million of long-term debt in March of 2009 and the $385 million two-year term loan issued in April of 2009, partially offset by the open market debt repurchase of $100 million in January 2009, the $250.6 million tender offer debt repurchase in April 2009 and lower short-term interest rates. Other-net was income of $2.3 million compared to income of $3.8 million for the third quarter of 2008 primarily as a result of lower interest income. The effective tax rate of net operating earnings for the quarter was 40.9% compared to 30.0% for the third quarter of 2008. Last year’s effective tax was lower due to the impact of a state income tax adjustment.
Nine Month Period 2009 Operating Earnings — Segment Results (non-GAAP)
NiSource’s consolidated operating earnings (non-GAAP) for the nine months ended September 30, 2009 were $620.9 million compared to $614.6 million for the same period in 2008. Refer to Schedule 2 for the items included in 2009 and 2008 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the nine months ended September 30, 2009 are discussed below. Operating expenses increased across NiSource’s business segments mainly due to increased pension expense of $62.6 million.
Gas Distribution Operations reported operating earnings of $214.8 million compared to $193.7 million reported for the first nine months of 2008. Net revenues, excluding the impact of regulatory and tax trackers, increased $65.9 million, primarily attributable to regulatory and service programs including impacts from rate cases at various utilities, partially offset by decreased customer usage and lower off-system sales revenues.
Operating expenses, excluding trackers, were $44.9 million higher than the comparable period, reflecting increases in pension expense of $23.9 million, net of the deferral of pension costs for COH described above, higher depreciation costs of $15.0 million and increased maintenance costs of $4.6 million.
Gas Transmission and Storage Operations reported operating earnings of $292.2 million versus operating earnings of $260.2 million in the first nine months of 2008. The increase resulted primarily from increased net revenues of $37.3 million, excluding regulatory trackers, primarily attributable to increases in firm capacity reservation fees principally from growth projects such as the Eastern Market Expansion and the Ohio storage Expansion, as well as for new Appalachian supply contracts, increases in shorter term transportation and storage services, and mineral rights leasing revenues.
Equity earnings increased by $2.6 million primarily resulting from increased earnings from Millennium, despite $8.1 million in expense resulting from interest rate hedges related to Millennium’s decision to delay permanent financing until 2010.
Operating expenses increased by $7.6 million, excluding trackers, due to higher capacity lease costs, pension expense and environmental costs, partially offset by lower corporate insurance premium costs and usage of materials and supplies.
Electric Operations reported operating earnings of $126.8 million for the first nine months of 2009, compared with $172.3 million for the prior year period. Lower net revenues and higher operating expenses both contributed to the lower operating earnings. Excluding regulatory trackers, net revenue decreased by $16.5 million primarily from lower industrial usage due to current economic conditions, lower off-system sales and lower Sugar Creek revenues from capacity sales into the PJM Interconnection, partially offset by lower non-recoverable purchased power costs.
Operating expenses increased by $30.2 million, excluding trackers, due primarily to higher pension expense of $31.8 million and higher electric generation and maintenance expenses, partially offset by lower depreciation, environmental expenses and other taxes. The decrease in depreciation expense is due to the impact of an $8.3 million adjustment recorded by NIPSCO during the second quarter of 2008.
Other Operations reported an operating earnings loss of $3.7 million, compared to an operating loss of $5.2 million for the first nine months of 2008. These operating earnings results no longer include earnings associated with unregulated natural gas marketing activities which are now reflected as discontinued operations for all periods presented.
Other Items
Interest expense increased by $26.8 million primarily due to incremental interest expense associated with the issuance of $700 million of long-term debt in May of 2008, $600 million of long-term debt in March of 2009 and the $385 million two-year term loan issued in April of 2009, partially offset by the open market debt repurchase of $100 million in January 2009, the $250.6 million tender offer debt repurchase in April 2009 and lower short-term interest rates. Other-net was a loss of $2.3 million compared to income of $3.4 million for the first nine months of 2008 as a result of lower interest income. The effective tax rate of net operating earnings for the first nine months of 2009 was 38.5% compared to 36.4% for the same period last year.
Income from Continuing Operations (GAAP)
On a GAAP basis, NiSource reported a net loss from continuing operations for the three months ended September 30, 2009, of $9.7 million, or 3 cents per share, compared with net income from continuing operations of $31.1 million, or 11 cents per share, in the same period a year ago. Operating income was $99.6 million for the third quarter of 2009, compared to operating income of $105.6 million in the year-ago period.

On a GAAP basis, NiSource reported income from continuing operations for the nine months ended September 30, 2009 of $141.3 million or 52 cents per share, compared with $239.4 million, or 87 cents per share last year. Operating income was $552.0 million for the first nine months of 2009 versus $613.3 million in the year-ago period.
Refer to Schedule 1 for a complete list of the items included in 2009 and 2008 GAAP Income (Loss) from Continuing Operations but excluded from net operating earnings.
Discontinued Operations
In the second quarter of 2009, NiSource signed a letter of intent to sell its unregulated natural gas marketing activities. These operations have been removed from NiSource’s Other Operations business segment and are now being accounted for as discontinued operations. As such, net income of $0.3 million and $13.7 million was classified as net income from discontinued operations for both the three months and nine months ended September 30, 2009, and $1.5 million and $3.7 million was reclassified to discontinued operations for the three months and nine months ended September 30, 2008, respectively. NiSource also recorded a net loss on sale of discontinued operations of $12.4 million through September 30, 2009, related to the proposed sale of the business.
NDC Douglas Properties, a subsidiary of NiSource Development Company, is in the process of exiting some of its low income housing investments. NiSource recorded a net loss on sale of discontinued operations of $2.7 million through September 30, 2009, related to the proposed sale of five properties.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.7 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the success of NiSource’s restructuring of its outsourcing agreement; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; the impact of potential new environmental laws or regulations; the results of material litigation; changes in pension funding requirements; changes in general economic, capital and commodity market conditions; and counter-party credit risk, many of which are beyond the control of NiSource. In addition, the relative contributions to profitability by each segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this release.

NiSource Inc.
Consolidated Net Operating Earnings (Non — GAAP)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in millions, except per share amounts)	2009	2008	2009	2008

Net Revenues
Gas Distribution	$299.6	$549.7	$2,468.0	$3,717.9
Gas Transportation and Storage	242.9	217.6	900.4	811.9
Electric	342.3	385.2	934.7	1,057.2
Other	24.6	38.6	59.9	142.7

Gross Revenues	909.4	1,191.1	4,363.0	5,729.7
Cost of Sales (excluding depreciation and amortization)	227.3	570.2	1,940.4	3,404.0

Total Net Revenues	682.1	620.9	2,422.6	2,325.7

Operating Expenses
Operation and maintenance	323.8	300.6	987.8	921.7
Operation and maintenance — trackers	27.4	23.7	175.0	150.9
Depreciation and amortization	148.7	140.9	440.1	423.8
Other taxes	46.3	49.6	149.5	156.2
Other taxes — trackers	7.4	7.7	58.9	65.5

Total Operating Expenses	553.6	522.5	1,811.3	1,718.1

Equity Earnings in Unconsolidated Affiliates	5.8	3.4	9.6	7.0

Operating Earnings	134.3	101.8	620.9	614.6

Other Income (Deductions)
Interest expense, net	(104.8)	(94.6)	(300.4)	(273.6)
Other, net	2.3	3.8	(2.3)	3.4

Total Other Income (Deductions)	(102.5)	(90.8)	(302.7)	(270.2)

Operating Earnings From Continuing Operations Before Income Taxes	31.8	11.0	318.2	344.4
Income Taxes	13.0	3.3	122.5	125.3

Net Operating Earnings from Continuing Operations	18.8	7.7	195.7	219.1

GAAP Adjustment	(28.5)	23.4	(54.4)	20.3

GAAP Income (Loss) from Continuing Operations	$(9.7)	$31.1	$141.3	$239.4

Basic Net Operating Earnings Per Share from Continuing Operations	0.07	0.03	0.71	0.80

GAAP Basic Earnings (Loss) Per Share from Continuing Operations	(0.03)	0.11	0.52	0.87

Basic Average Common Shares Outstanding	275.4	274.0	274.8	274.0

NiSource Inc.
Segment Operating Earnings (Non-GAAP)

	Three Months		Nine Months
Gas Distribution Operations	Ended September 30,		Ended September 30,
(in millions)	2009	2008	2009	2008

Net Revenues
Sales Revenues	$386.5	$624.6	$2,896.0	$4,104.8
Less: Cost of gas sold	154.5	436.6	1,744.9	3,030.5

Net Revenues	232.0	188.0	1,151.1	1,074.3

Operating Expenses
Operation and maintenance	159.9	151.2	497.8	467.8
Operation and maintenance — trackers	13.2	11.0	131.0	113.6
Depreciation and amortization	62.9	56.9	186.2	171.2
Other taxes	18.6	19.0	62.4	62.5
Other taxes — trackers	7.4	7.7	58.9	65.5

Total Operating Expenses	262.0	245.8	936.3	880.6

Operating Earnings (Loss)	$(30.0)	$(57.8)	$214.8	$193.7

GAAP Adjustment	(3.9)	1.9	(1.6)	(4.7)

GAAP Operating Income (Loss)	$(33.9)	$(55.9)	$213.2	$189.0

	Three Months		Nine Months
Gas Transmission and Storage Operations	Ended September 30,		Ended September 30,
(in millions)	2009	2008	2009	2008

Net Revenues
Transportation revenues	$163.0	$155.8	$517.3	$491.4
Storage revenues	49.0	44.6	142.4	134.7
Other revenues	9.7	0.9	13.4	2.5

Net Operating Revenues	221.7	201.3	673.1	628.6

Operating Expenses
Operation and maintenance	71.8	71.3	218.0	212.1
Operation and maintenance — trackers	12.5	11.1	40.1	32.7
Depreciation and amortization	30.5	29.1	90.1	87.8
Other taxes	12.5	12.9	42.3	42.8

Total Operating Expenses	127.3	124.4	390.5	375.4

Equity Earnings in Unconsolidated Affiliates	5.8	3.4	9.6	7.0

Operating Earnings	$100.2	$80.3	$292.2	$260.2

GAAP Adjustment	(0.3)	2.0	(19.8)	4.8

GAAP Operating Income	$99.9	$82.3	$272.4	$265.0

NiSource Inc.
Segment Operating Earnings (Non-GAAP)

	Three Months		Nine Months
Electric Operations	Ended September 30,		Ended September 30,
(in millions)	2009	2008	2009	2008

Net Revenues
Sales revenues	$344.1	$386.7	$939.6	$1,061.3
Less: Cost of sales	116.4	160.0	343.8	449.5

Net Revenues	227.7	226.7	595.8	611.8

Operating Expenses
Operation and maintenance	91.4	75.6	273.5	233.0
Operation and maintenance — trackers	1.7	1.6	3.9	4.6
Depreciation and amortization	52.0	51.7	153.6	157.5
Other taxes	13.0	15.6	38.0	44.4

Total Operating Expenses	158.1	144.5	469.0	439.5

Operating Earnings	$69.6	$82.2	$126.8	$172.3

GAAP Adjustment	(26.1)	(0.8)	(43.0)	(1.8)

GAAP Operating Income	$43.5	$81.4	$83.8	$170.5

	Three Months		Nine Months
Other Operations	Ended September 30,		Ended September 30,
(in millions)	2009	2008	2009	2008

Net Revenues
Products and services revenue	$2.5	$19.2	$6.2	$79.4
Less: Cost of products purchased	—	17.0	—	73.0

Net Revenues	2.5	2.2	6.2	6.4

Operating Expenses
Operation and maintenance	2.8	3.4	7.9	9.5
Depreciation and amortization	0.4	0.4	1.4	1.4
Other taxes	0.2	0.3	0.6	0.7

Total Operating Expenses	3.4	4.1	9.9	11.6

Operating Earnings (Loss)	$(0.9)	$(1.9)	$(3.7)	$(5.2)

GAAP Adjustment	(4.4)	0.6	(4.4)	0.5

GAAP Operating Income (Loss)	$(5.3)	$(1.3)	$(8.1)	$(4.7)

	Three Months		Nine Months
Corporate	Ended September 30,		Ended September 30,
(in millions)	2009	2008	2009	2008

Operating Earnings (Loss)	$(4.6)	$(1.0)	$(9.2)	$(6.4)

GAAP Adjustment	—	0.1	(0.1)	(0.1)

GAAP Operating Income (Loss)	$(4.6)	$(0.9)	$(9.3)	$(6.5)

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
Gas Distribution Operations	2009	2008	2009	2008

Sales and Transportation (MMDth)
Residential	16.5	15.3	181.7	186.4
Commercial	16.9	16.7	118.3	121.2
Industrial	75.6	92.3	246.2	284.8
Off System	14.6	16.6	44.7	77.0
Other	0.1	0.1	0.6	0.8

Total	123.7	141.0	591.5	670.2

Weather Adjustment	1.3	1.0	0.3	2.4

Sales and Transportation Volumes — Excluding Weather	125.0	142.0	591.8	672.6

Heating Degree Days	69	46	3,593	3,587
Normal Heating Degree Days	88	88	3,596	3,627
% Colder (Warmer) than Normal	(22%)	(48%)	0%	(1%)

Customers
Residential			2,972,887	2,969,166
Commercial			273,515	274,383
Industrial			7,822	7,991
Other			80	72

Total			3,254,304	3,251,612

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
Gas Transmission and Storage Operations	2009	2008	2009	2008

Throughput (MMDth)
Columbia Transmission	158.4	154.2	736.9	707.4
Columbia Gulf	184.5	223.9	692.3	695.1
Columbia Pipeline Deep Water	—	—	—	0.9
Crossroads Gas Pipeline	11.4	8.4	28.8	27.5
Intrasegment eliminations	(114.5)	(128.7)	(441.4)	(398.0)

Total	239.8	257.8	1,016.6	1,032.9

NiSource Inc.
Segment Volumes and Statistical Data (continued)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
Electric Operations	2009	2008	2009	2008

Sales (Gigawatt Hours)
Residential	843.9	980.0	2,445.5	2,532.6
Commercial	1,004.5	1,083.2	2,907.6	2,979.7
Industrial	1,944.5	2,403.8	5,723.4	7,294.0
Wholesale	208.9	220.9	385.2	550.8
Other	33.3	37.5	112.4	102.1

Total	4,035.1	4,725.4	11,574.1	13,459.2

Weather Adjustment	326.0	89.8	346.5	97.9

Sales Volumes — Excluding Weather impacts	4,361.1	4,815.2	11,920.6	13,557.1

Cooling Degree Days	318	504	515	705
Normal Cooling Degree Days	578	578	808	808
% Warmer (Colder) than Normal	(45%)	(13%)	(36%)	(13%)

Electric Customers
Residential			398,408	399,243
Commercial			53,396	53,197
Industrial			2,444	2,487
Wholesale			13	11
Other			751	754

Total			455,012	455,692

NiSource Inc.
Schedule 1 — Reconciliation of Net Operating Earnings to GAAP

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in millions, except per share amounts)	2009	2008	2009	2008

Net Operating Earnings from Continuing Operations (Non-GAAP)	$18.8	$7.7	$195.7	$219.1

Items excluded from operating earnings:
Net Revenues:
Weather — compared to normal	(24.6)	(7.5)	(22.5)	(11.1)
Revenue adjustment			(9.0)

Operating Expenses:
Restructuring	(4.8)	—	(24.6)	—
Transition charges (IBM Agreement)	(0.3)	(1.8)	(3.4)	(5.6)
Legal reserve	(0.6)	—	(7.0)	—
Medical expense adjustment out of period	—	12.7	—	12.7
Gain/Loss on sale of assets and asset impairments	(4.4)	0.4	(2.4)	2.7

Total items excluded from operating earnings	(34.7)	3.8	(68.9)	(1.3)

Gain on early extinguishment of debt	—	—	2.5	—

Other Income — Gain on sale of JOF	—	16.7	—	16.7

Interest Expense — Reserve for Interest Rate Swaps	—	(5.5)	—	(5.5)

Income Taxes — Massachusetts Tax Law change	—	13.5	—	13.5

Income Taxes — Tax Method change	(7.8)	—	(7.8)	—

Tax effect of above items and other income tax adjustments	14.0	(5.1)	19.8	(3.1)

Total items excluded from net operating earnings	(28.5)	23.4	(54.4)	20.3

Reported Income (Loss) from Continuing Operations — GAAP	$(9.7)	$31.1	$141.3	$239.4

Basic Average Common Shares Outstanding	275.4	274.0	274.8	274.0

Basic Net Operating Earnings Per Share from Continuing Operations ($)	0.07	0.03	0.71	0.80

Items excluded from net operating earnings (after-tax)	(0.10)	0.08	(0.19)	0.07

GAAP Basic Earnings (Loss) Per Share from Continuing Operations	(0.03)	0.11	0.52	0.87

NiSource Inc.
Schedule 2 — Adjustments by Segment from Operating Earnings to GAAP
For Quarter ended September 30,

2009 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$(30.0)	$100.2	$69.6	$(0.9)	$(4.6)	$134.3

Net Revenues:
Weather (compared to normal)	(2.3)	—	(22.3)	—	—	(24.6)

Total Impact — Net Revenues	(2.3)	—	(22.3)	—	—	(24.6)

Operating Expenses
Restructuring	(1.4)	(0.2)	(3.2)	—	—	(4.8)
Transition charges (IBM Agreement)	(0.2)	(0.1)	—	—	—	(0.3)
Legal reserve	—	—	(0.6)	—	—	(0.6)
Gain/Loss on sale of assets and asset impairments	—	—	—	(4.4)	—	(4.4)

Total Impact — Operating Expenses	(1.6)	(0.3)	(3.8)	(4.4)	—	(10.1)

Total Impact — Operating Income (Loss)	$(3.9)	$(0.3)	$(26.1)	$(4.4)	$—	$(34.7)

Operating Income (Loss) — GAAP	$(33.9)	$99.9	$43.5	$(5.3)	$(4.6)	$99.6

2008 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$(57.8)	$80.3	$82.2	$(1.9)	$(1.0)	$101.8

Net Revenues:
Weather (compared to normal)	(1.4)	—	(6.1)	—	—	(7.5)

Total Impact — Net Revenues	(1.4)	—	(6.1)	—	—	(7.5)

Operating Expenses
Transition charges (IBM Agreement)	(1.1)	(0.4)	(0.2)	—	(0.1)	(1.8)
Medical expense adjustment out of period	4.4	2.5	5.5	0.1	0.2	12.7
Gain/Loss on sale of assets and asset impairments	—	(0.1)	—	0.5	—	0.4

Total Impact — O & M Expenses	3.3	2.0	5.3	0.6	0.1	11.3

Total Impact — Operating Income (Loss)	$1.9	$2.0	$(0.8)	$0.6	$0.1	$3.8

Operating Income (Loss) — GAAP	$(55.9)	$82.3	$81.4	$(1.3)	$(0.9)	$105.6

NiSource Inc.
Schedule 2 — Adjustments by Segment from Operating Earnings to GAAP
For Nine Months ended September 30,

2009 (in millions)
		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$214.8	$292.2	$126.8	$(3.7)	$(9.2)	$620.9

Net Revenues:
Weather (compared to normal)	1.0	—	(23.5)	—	—	(22.5)
Revenue sales adjustment	—	—	(9.0)	—	—	(9.0)

Total Impact — Net Revenues	1.0	—	(32.5)	—	—	(31.5)

Operating Expenses
Restructuring	(1.4)	(20.0)	(3.2)	—	—	(24.6)
Transition charges (IBM Agreement)	(1.2)	(1.8)	(0.3)	—	(0.1)	(3.4)
Legal rerserve	—	—	(7.0)	—	—	(7.0)
Gain/Loss on sale of assets and asset impairments	—	2.0	—	(4.4)	—	(2.4)

Total Impact — Operating Expenses	(2.6)	(19.8)	(10.5)	(4.4)	(0.1)	(37.4)

Total Impact — Operating Income (Loss)	$(1.6)	$(19.8)	$(43.0)	$(4.4)	$(0.1)	$(68.9)

Operating Income (Loss) — GAAP	$213.2	$272.4	$83.8	$(8.1)	$(9.3)	$552.0

2008 (in millions)
		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$193.7	$260.2	$172.3	$(5.2)	$(6.4)	$614.6

Net Revenues:
Weather (compared to normal)	(4.7)		(6.4)			(11.1)

Total Impact — Net Revenues	(4.7)	—	(6.4)	—	—	(11.1)

Operating Expenses
Transition charges (IBM Agreement)	(3.4)	(1.1)	(0.8)	(0.1)	(0.2)	(5.6)
Medical expense adjustment out of period	4.4	2.5	5.5	0.1	0.2	12.7
Gain/Loss on sale of assets and asset impairments	(1.0)	3.4	(0.1)	0.5	(0.1)	2.7

Total Impact — O & M Expenses	—	4.8	4.6	0.5	(0.1)	9.8

Total Impact — Operating Income	$(4.7)	$4.8	$(1.8)	$0.5	$(0.1)	$(1.3)

Operating Income (Loss) — GAAP	$189.0	$265.0	$170.5	$(4.7)	$(6.5)	$613.3

NiSource Inc.
Consolidated Income Statements (GAAP)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in millions, except per share amounts)	2009	2008	2009	2008

Net Revenues
Gas Distribution	$297.3	$548.3	$2,469.0	$3,713.2
Gas Transportation and Storage	242.9	217.6	900.4	811.9
Electric	320.0	379.1	902.2	1,050.8
Other	24.6	38.6	59.9	142.7

Gross Revenues	884.8	1,183.6	4,331.5	5,718.6
Cost of Sales (excluding depreciation and amortization)	227.3	570.2	1,940.4	3,404.0

Total Net Revenues	657.5	613.4	2,391.1	2,314.6

Operating Expenses
Operation and maintenance	356.9	313.4	1,197.8	1,065.6
Depreciation and amortization	148.7	140.9	440.1	423.8
Impairment and (gain)/loss on sale of assets, net	4.4	(0.4)	2.4	(2.8)
Other taxes	53.7	57.3	208.4	221.7

Total Operating Expenses	563.7	511.2	1,848.7	1,708.3

Equity Earnings in Unconsolidated Affiliates	5.8	3.4	9.6	7.0

Operating Income	99.6	105.6	552.0	613.3

Other Income (Deductions)
Interest expense, net	(104.8)	(100.1)	(300.4)	(279.1)
Gain on early extinguishment of long-term debt	—	—	2.5	—
Other, net	2.3	20.5	(2.3)	20.1

Total Other Income (Deductions)	(102.5)	(79.6)	(300.2)	(259.0)

Income (Loss) From Continuing Operations Before Income Taxes	(2.9)	26.0	251.8	354.3
Income Taxes	6.8	(5.1)	110.5	114.9

Income (Loss) from Continuing Operations	(9.7)	31.1	141.3	239.4

Income (Loss) from Discontinued Operations — net of taxes	0.5	(5.8)	2.1	(218.2)
Loss on Disposition of Discontinued Operations — net of taxes	(6.2)	(5.3)	(15.2)	(104.2)

Net Income (Loss)	$(15.4)	$20.0	$128.2	$(83.0)

Basic Earnings (Loss) Per Share
Continuing operations	$(0.03)	$0.11	$0.52	$0.87
Discontinued operations	(0.02)	(0.03)	(0.05)	(1.17)

Basic Earnings (Loss) Per Share	$(0.05)	$0.08	$0.47	$(0.30)

Diluted Earnings (Loss) Per Share
Continuing operations	$(0.03)	$0.10	$0.51	$0.86
Discontinued operations	(0.02)	(0.03)	(0.04)	(1.16)

Diluted Earnings (Loss) Per Share	$(0.05)	$0.07	$0.47	$(0.30)

Dividends Declared Per Common Share	$0.23	$0.23	$0.92	$0.92

Basic Average Common Shares Outstanding	275.4	274.0	274.8	274.0
Diluted Average Common Shares	275.4	275.5	277.3	275.4

NiSource Inc.
Consolidated Balance Sheets
(unaudited )

	September 30,	December 31,
(in millions)	2009	2008

ASSETS
Property, Plant and Equipment
Utility Plant	$18,774.2	$18,356.8
Accumulated depreciation and amortization	(8,286.3)	(8,080.8)

Net utility plant	10,487.9	10,276.0

Other property, at cost, less accumulated depreciation	94.2	112.1

Net Property, Plant and Equipment	10,582.1	10,388.1

Investments and Other Assets
Assets of discontinued operations and assets held for sale	175.4	178.3
Unconsolidated affiliates	149.5	86.8
Other investments	128.2	117.9

Total Investments and Other Assets	453.1	383.0

Current Assets
Cash and cash equivalents	83.8	20.6
Restricted cash	64.5	79.9
Accounts receivable (less reserve of $33.1 and $43.9, respectively)	442.3	1,027.0
Income tax receivable	295.7	—
Gas inventory	528.2	511.8
Underrecovered gas and fuel costs	11.2	180.2
Materials and supplies, at average cost	94.1	95.1
Electric production fuel, at average cost	69.5	63.7
Price risk management assets	2.3	118.3
Exchange gas receivable	79.0	371.6
Regulatory assets	287.3	314.9
Assets of discontinued operations and assets held for sale	473.7	416.8
Prepayments and other	131.6	217.7

Total Current Assets	2,563.2	3,417.6

Other Assets
Price risk management assets	77.9	95.7
Regulatory assets	1,579.3	1,640.4
Goodwill	3,677.3	3,677.3
Intangible assets	322.4	330.6
Postretirement and postemployment benefits assets	10.5	10.3
Deferred charges and other	125.3	123.5

Total Other Assets	5,792.7	5,877.8

Total Assets	$19,391.1	$20,066.5

NiSource Inc.
Consolidated Balance Sheets (continued)
(unaudited )

	September 30,	December 31,
(in millions, except share amounts)	2009	2008

CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock — $0.01 par value, 400,000,000 shares authorized; 275,754,599 and 274,261,799 shares issued and outstanding, respectively	$2.8	$2.7
Additional paid-in capital	4,043.2	4,020.3
Retained earnings	776.3	901.1
Accumulated other comprehensive loss	(58.3)	(172.0)
Treasury stock	(24.2)	(23.3)

Total Common Stockholders’ Equity	4,739.8	4,728.8
Long-term debt, excluding amounts due within one year	6,560.7	5,943.9

Total Capitalization	11,300.5	10,672.7

Current Liabilities
Current portion of long-term debt	433.8	469.3
Short-term borrowings	200.0	1,163.5
Accounts payable	214.0	606.9
Dividends declared	63.5	—
Customer deposits	124.9	125.6
Taxes accrued	148.0	206.5
Interest accrued	87.5	120.1
Overrecovered gas and fuel costs	456.4	35.9
Price risk management liabilities	44.6	237.5
Exchange gas payable	240.1	555.5
Deferred revenue	8.7	4.3
Regulatory liabilities	42.6	40.4
Accrued liability for postretirement and postemployment benefits	7.8	6.4
Liabilities of discontinued operations and liabilities held for sale	273.4	158.1
Legal and environmental reserves	209.5	375.1
Other accruals	354.9	486.1

Total Current Liabilities	2,909.7	4,591.2

Other Liabilities and Deferred Credits
Price risk management liabilities	3.6	17.9
Deferred income taxes	2,001.5	1,576.4
Deferred investment tax credits	41.3	46.1
Deferred credits	70.1	76.7
Deferred revenue	7.9	6.2
Accrued liability for postretirement and postemployment benefits	1,172.3	1,238.5
Liabilities of discontinued operations and liabilities held for sale	160.8	174.9
Regulatory liabilities and other removal costs	1,433.8	1,386.1
Asset retirement obligations	134.0	126.0
Other noncurrent liabilities	155.6	153.8

Total Other Liabilities and Deferred Credits	5,180.9	4,802.6

Commitments and Contingencies	—	—

Total Capitalization and Liabilities	$19,391.1	$20,066.5

NiSource Inc.
Statements of Consolidated Cash Flows
(unaudited )

Nine Months Ended September 30, (in millions)	2009	2008

Operating Activities
Net Income	$128.2	$(83.0)
Adjustments to Reconcile Net Income to Net Cash from Continuing Operations:
Gain on Early Extinguishment of Debt	(2.5)	—
Depreciation and Amortization	440.1	423.8
Net Changes in Price Risk Management Assets and Liabilities	1.5	21.7
Deferred Income Taxes and Investment Tax Credits	354.4	92.3
Deferred Revenue	4.4	(17.4)
Stock Compensation Expense	8.3	7.2
Gain on Sale of Assets	(2.0)	(4.4)
Loss on Impairment of Assets	4.4	1.6
Income from Unconsolidated Affiliates	(9.2)	(20.3)
Loss on Disposition of Discontinued Operations — Net of Taxes	15.2	104.2
Loss (Income) from Discontinued Operations — Net of Taxes	(2.1)	218.2
Amortization of Discount/Premium on Debt	9.9	5.7
AFUDC Equity	(0.6)	(4.7)
Changes in Assets and Liabilities:
Accounts Receivable	522.2	387.6
Income tax receivable	(295.7)	—
Inventories	(22.9)	(248.0)
Accounts Payable	(299.1)	(244.2)
Customer Deposits	(0.7)	7.6
Taxes Accrued	48.8	(45.4)
Interest Accrued	(32.6)	2.5
(Under) Overrecovered Gas and Fuel Costs	589.4	(165.3)
Exchange Gas Receivable/Payable	(22.8)	6.1
Other Accruals	(104.0)	(17.8)
Prepayments and Other Current Assets	10.8	(12.9)
Regulatory Assets/Liabilities	70.1	(89.1)
Postretirement and Postemployment Benefits	(61.1)	8.1
Deferred Credits	(5.4)	2.3
Deferred Charges and Other NonCurrent Assets	0.2	(42.1)
Other Non Current Liabilities	12.1	(18.3)

Net Operating Activities from Continuing Operations	1,359.3	276.0
Net Operating Activities used for Discontinued Operations	(239.1)	(25.7)

Net Cash Flows from Operating Activities	1,120.2	250.3

Investing Activities
Capital Expenditures	(585.7)	(707.5)
Sugar Creek Purchase	—	(329.7)
Insurance Recoveries	61.4	28.1
Proceeds from Disposition of Assets	2.4	42.0
Restricted Cash	15.3	(49.5)
Other Investing Activities	(57.7)	(18.9)

Net Investing Activities used for Continuing Operations	(564.3)	(1,035.5)
Net Investing Activities from Discontinued Operations	61.4	66.6

Net Cash Flows used for Investing Activities	(502.9)	(968.9)

Financing Activities
Issuance of Long-Term Debt	965.1	960.1
Retirement of Long-Term Debt	(365.9)	(37.9)
Repurchase of Long-Term Debt	—	(254.0)
Change in Short-Term Debt — Net	(963.4)	202.0
Issuance of Common Stock	0.6	1.1
Acquisition of Treasury Stock	(0.9)	(0.2)
Dividends Paid — Common Stock	(189.6)	(189.2)

Net Cash Flows used for Financing Activities	(554.1)	681.9

Increase in cash and cash equivalents from continuing operations	240.9	(77.6)
Cash contributions to discontinued operations	(177.7)	68.1
Cash and cash equivalents at beginning of period	20.6	34.6

Cash and Cash Equivalents at End of Period	$83.8	$25.1